Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 8,354,488,224.00	0.0001531	$ 1,279,072.15
Fees Previously Paid
	Total Transaction Valuation:	$ 8,354,488,224.00
	Total Fees Due for Filing:			$ 1,279,072.15
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,279,072.15
Offering Note
[1]	(1) Title of each class of securities to which transaction applies: Class A Common stock of Smartsheet Inc. (the "Common Stock"). (2) Aggregate number of securities to which transaction applies: As of October 18, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 148,457,794 shares, which consists of: (a) 139,299,289 shares of Common Stock entitled to receive the per share merger consideration consisting of a $56.50 per share cash payment (the "per share merger consideration"); (b) 2,160,708 shares of Common Stock underlying outstanding and unexercised options that have an exercise price of less than $56.50 (an "In-the-Money" Option") (c ) 5,778,827 shares of Common Stock underlying restricted stock units (assuming fulfillment of vesting conditions, as applicable) entitled to receive the per share merger consideration; (d) 1,005,529 shares of Common Stock underlying performance-based restricted stock units (assuming maximum achievement and fulfillment of vesting conditions, as applicable) entitled to receive the per share merger consideration; and (e) 213,441 shares of Common Stock estimated to be issuable pursuant to the Smartsheet Inc.'s 2018 Employee Stock Purchase Plan (the "ESPP"). (3) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of October 18, 2024, the underlying maximum aggregate value of the transaction was calculated as the sum of: (a) the product of 139,299,289 shares of Common Stock and the per share merger consideration; (b) the product of 2,160,708 In-the-Money Options and $41.05, which is the difference between the per share merger consideration and the In-the-Money Options' weighted-average exercise price of $15.45. (c ) the product of 5,778,827 shares of Common Stock underlying restricted stock units (assuming fulfillment of vesting conditions, as applicable) and the per share merger consideration; (d) the product of 1,005,529 shares of Common Stock underlying performance-based restricted stock units (assuming maximum achievement and assuming fulfillment of vesting conditions, as applicable) and the per share merger consideration; and (e) the product of 213,441 shares of Common Stock estimated to be issuable pursuant to the ESPP and the per share merger consideration. (4) In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00015310.